As filed with the Securities and Exchange Commission on November 14, 2013

Registration No. 333-174552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gastar Exploration, Inc.

Gastar Exploration USA, Inc.

Delaware Delaware	46-4103114 38-3531640
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Address, Including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

J. Russell Porter

1331 Lamar Street, Suite 650

Houston, Texas 77010

(713) 739-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, 2500 First City Tower

Houston, Texas 77002

Telephone: (713) 758-2222

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Gastar Exploration, Inc.:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Gastar Exploration USA, Inc.:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Preferred Stock of Gastar Exploration USA, Inc.	N/A	N/A	N/A	N/A
Guarantees of Preferred Securities by Gastar Exploration, Inc.	N/A	N/A	N/A	N/A

(1)	The Registrants are not registering additional securities. Registration fees were originally paid by or on behalf of Gastar Exploration USA, Inc. and Gastar Exploration Ltd., the predecessor-in-interest to Gastar Exploration, Inc., upon filing of the original registration statement on Form S-3. Consequently, no additional registration fees are required with respect to the filing of the Post-Effective Amendment No. 1.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 14, 2013, Gastar Exploration Ltd., an Alberta, Canada corporation (“Predecessor”), changed its jurisdiction of incorporation from Alberta, Canada to the State of Delaware. The change of jurisdiction of incorporation was effected pursuant to an arrangement (the “Arrangement”) under Section 191 of the Business Corporation Act (Alberta) on the terms and conditions set forth in a plan of arrangement, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed on November 14, 2013. On August 1, 2013, the Arrangement was approved by a vote of the shareholders of Predecessor at the 2013 Annual General and Special Meeting of the Shareholders. Gastar Exploration, Inc., a Delaware corporation (“Successor”), is deemed to be the successor issuer of Predecessor under Rule 12g-3 of the Securities Exchange Act of 1934, as amended the (“Exchange Act”).

As the successor issuer to Predecessor, Successor is jointly filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-174552) (the “Registration Statement”) with its subsidiary Gastar Exploration USA, Inc. (“Gastar USA” and, together with Successor, the “Registrants”) pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of Predecessor’s change of jurisdiction of incorporation to the State of Delaware from Alberta, Canada (the “Delaware Migration”).

In accordance with paragraph (d) of Rule 414 of the Securities Act, except as modified by this Post-Effective Amendment No. 1, Successor, as successor issuer to Predecessor pursuant to Rule 12g-3 promulgated under the Exchange Act, hereby expressly adopts the Registration Statement, as updated by subsequent filing under the Exchange Act, as its own registration statement for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Not applicable.

Item 15.	Indemnification of Directors and Officers

Gastar Exploration, Inc. and Gastar Exploration USA, Inc.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.		Description

5.1	–	Opinion of Vinson & Elkins L.L.P.

23.1	–	Consent of BDO USA, LLP

23.2	–	Consent of Netherland, Sewell and Associates, Inc.

23.3	–	Consent of Wright & Company, Inc.

23.4	–	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1*	–	Powers of Attorney (included on Page II-6 of Gastar Exploration Ltd.’s and Gastar Exploration USA’s Registration Statement on Form S-3 (File No. 333-174552-01), filed with the SEC on May 27, 2011)

*	Previously filed.

Item 17.	Undertakings

The information set forth in this item is incorporated by reference to Item 17 of Gastar Exploration Ltd.’s and Gastar Exploration USA, Inc.’s Registration Statement on Form S-3 (File No. 333-174552-01) filed with the SEC on May 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 14, 2013.

GASTAR EXPLORATION, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on November 14, 2013 in the capacities indicated.

Signature	Title

/s/ J. Russell Porter J. Russell Porter	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael A. Gerlich Michael A. Gerlich	Senior Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)

* John M. Selser	Chairman of the Board

* John H. Cassels	Director

* Randolph C. Coley	Director

* Robert D. Penner	Director

* By:	/s/ J. Russell Porter
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 14, 2013.

GASTAR EXPLORATION USA, INC.

By:	/s/ J. Russell Porter
J. Russell Porter
President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on November 14, 2013 in the capacities indicated.

Signature	Title

/s/ J. Russell Porter J. Russell Porter	President and Sole Director (Principal Executive Officer)

/s/ Michael A. Gerlich Michael A. Gerlich	Secretary and Treasurer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.		Description

5.1	–	Opinion of Vinson & Elkins L.L.P.

23.1	–	Consent of BDO USA, LLP

23.2	–	Consent of Netherland, Sewell and Associates, Inc.

23.3	–	Consent of Wright & Company, Inc.

23.4	–	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1*	–	Powers of Attorney (included on Page II-6 of Gastar Exploration Ltd.’s and Gastar Exploration USA’s Registration Statement on Form S-3 (File No. 333-174552-01), filed with the SEC on May 27, 2011)

*	Previously filed.